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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 17, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Reports to Shareholders of Credit Suisse Large Cap Value Fund, a series of the Credit Suisse Capital Funds, and Credit Suisse Balanced Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in the Proxy/Prospectus. The statements of changes in net assets and financial highlights of Credit Suisse Large Cap Value Fund for each of the periods presented in the period ended October 31, 2000 were audited by other independent accountants, whose report dated December 20, 2000 expressed an unqualified opinion on those statements.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 14, 2002